Exhibit 99

Company Contact:

Ronald H. Spair
Chief Financial Officer
610-882-1820
Investorinfo@orasure.com www.orasure.com

ORASURE TECHNOLOGIES APPOINTS NEW DIRECTOR

BETHLEHEM, PA. – May 22, 2006 – OraSure Technologies, Inc. (NASDAQ: OSUR), the market leader in oral fluid diagnostics, today announced the appointment of Jack Goldstein, Ph.D. as a member of the Company’s Board of Directors. Dr. Goldstein will serve as a Class I Director with an initial term expiring at the Company’s 2007 Annual Meeting of Stockholders.

Dr. Goldstein has enjoyed a distinguished career in the medical diagnostic and pharmaceutical industries. Since 2002, Dr. Goldstein has worked for Chiron Corporation, one of the foremost global biopharmaceutical companies, first as President of the Chiron Blood Testing Division until November 2004 and subsequently as President and Chief Operating Officer of the company until its merger with Novartis A.G. in April 2006. From 2000 to 2002, Dr. Goldstein was General Partner at Windamere Venture Partners, L.L.C., a venture fund making investments in early stage biotechnology, pharmaceutical, medical device and diagnostic companies. From 1997 to 2001, Dr. Goldstein was President and CEO of Applied Imaging Corporation, a leading supplier of instrument systems for prenatal and cancer genetics. From 1999 until 2002, Dr. Goldstein also served as Chairman of the Board of Applied Imaging. From 1986 to 1997, Dr. Goldstein worked for Johnson & Johnson in various executive management positions, including President of Ortho Diagnostic Systems and Executive Vice President of Professional Diagnostics at Johnson & Johnson World Headquarters.

Dr. Goldstein holds a B.A. degree in Biology from Rider University, and an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University.

“I am extremely pleased to welcome Jack Goldstein to the Board,” said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Jack has over 40 years of experience in the diagnostic and pharmaceutical industries and has achieved an extremely high level of success in his career. We believe he will be a strong contributor to OraSure’s future success, and I look forward to working with him to help the Company achieve its long-term strategic objectives.”

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About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to http://www.orasure.com.

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